                                                                    EXHIBIT 4.36


                                PROMISSORY NOTE



AMOUNT: $50,000.00                                        DATE: OCTOBER 23, 1998


Two years after date of receipt, for value received, the undersigned (jointly and severally if more than one) promise(s) to pay to the order of:

                             Daniel Wang
                             Tax I.D.


the sum of Fifty Thousand dollars plus an interest equal to (12% annually) payable at any place the holder may so designate. Interest to be paid annually beginning October 23, 1999.

The undersigned and any endorser or guarantors herefore, jointly and severally, hereby agree that upon default in payment of performance of this note, or the death, or any act of insolvency or bankruptcy on the part of any of them, however expressed or indicated, then this note shall, at the option of the holder, become immediately due or payable without presentment, demand, protest or further attorney and/or agent of the holder, and the undersigned, and any endorser or guarantors, jointly and severally, agree to pay all collection costs, expenses, agents' fees, and reasonable attorney's fees.

The undersigned further states if he should default on said loan, the lender shall be authorized to place a lien on the following collateral:

                     1. All properties of Color Image, Inc


Borrowers Signature:                       Address:


/s/ Sueling Wang                           2960/2972 Pacific Drive
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Sueling Wang, President Color Image, Inc.  Norcross, GA 30071


/s/ Flora Chung
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Witness